KPMG LLP

Suite 1400

55 Second Street

San Francisco, CA 94105

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 10, 2025, with respect to the financial statements of Figure Certificate Company, included herein.

San Francisco, California

January 23, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.